Exhibit 8.1

February 9, 2005

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

     We have acted as counsel to Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), in connection with the execution and delivery of the Agreement and Plan of Merger (the “Agreement”), dated as of October 25, 2004, among Colonial, Cornerstone Realty Income Trust, a Virginia corporation (“Cornerstone”), and CLNL Acquisition Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which Cornerstone will merge with and into Merger Sub (the “Merger”), as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange Commission on December 27, 2004, as amended through the date hereof (File No. 333-121675) (the “Registration Statement,” which includes the prospectus of Colonial and the joint proxy statement of Colonial and Cornerstone). This opinion letter is being furnished to you in connection with the filing of the Registration Statement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Agreement.

     In connection with the preparation of this letter, we have examined and with your consent relied upon (without any independent investigation or review thereof) the accuracy and completeness of the following documents (including all exhibits and schedules thereto) and any statements and representations contained therein: (1) the Agreement; (2) the Registration Statement; (3) representations and certifications as to factual matters made by Colonial and Merger Sub to us in a letter dated on or about the date hereof (the “Colonial Letter”); and (4)

Colonial Properties Trust
February 9, 2005

representations and certifications as to factual matters made by Cornerstone to us in a letter dated on or about the date hereof (the “Cornerstone Letter”).

Assumptions and Representations

     In connection with rendering our opinions set forth below, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. The Mergers will be consummated in accordance with the applicable provisions of the Virginia Stock Corporation Act and Delaware Limited Liability Company Act.

     2. All representations as to factual matters made in the Colonial Letter and the Cornerstone Letter are true, correct, and complete and will continue to be true correct and complete as of the Effective Time. Any representation or statement made in the Colonial Letter and the Cornerstone Letter “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

     3. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Colonial and Cornerstone will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations thereunder; and the Agreement is valid and binding in accordance with its terms.

     4. Pursuant to its election to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1993, Cornerstone has qualified, and through the Effective Time of the Merger, will continue to qualify, as a real estate investment trust under Subchapter M of the Code.

     5. The opinion of McGuireWoods LLP regarding the tax consequences of the Merger, substantially identical in form and substance to this opinion, has been concurrently delivered to Cornerstone and has not been withdrawn (provided that our opinion is not conditioned upon, or limited by any assumption regarding, the accuracy of the conclusions reached in such opinion of McGuireWoods LLP).

Colonial Properties Trust
February 9, 2005

Opinions

     Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

     (2) the discussion in the Registration Statement under the caption “Material Federal Income Tax Consequences Relating to the Merger,” to the extent it purports to describe provisions of the Code, is correct in all material respects as of the date hereof.

     Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury regulations and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Colonial nor Cornerstone has requested, or will request, a ruling from the IRS as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     No opinion is expressed as to the Merger if the transactions described in the Agreement are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter has been prepared for use in connection with the filing of the Registration Statement and speaks as of the date hereof. This opinion

Colonial Properties Trust
February 9, 2005

letter may not be relied on by any other person or for any other purpose without the prior written consent of this firm. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Material Federal Income Tax Consequences Relating to the Merger.” In giving such consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.